UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2008

International Assets Holding Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23554

Delaware	59-2921318
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

220 E. Central Parkway, Suite 2060, Altamonte Springs, FL 32701
(Address of principal executive offices, including zip code)

407-741-5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

Item 7.01.    Regulation FD Disclosure

The following information is furnished under Item 3.02, "Unregistered Sales of Equity Securities" and Item 7.01 "Regulation FD Disclosure". This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On October 1, 2008, the Company received a conversion notice totaling $59,987.47 in principal for the Company's 7.625% senior subordinated convertible notes due September 2011. The notes, including interest of $12.53, were converted into 2,356 shares of the Company's common stock at the conversion price of $25.47.

On October 3, 2008 the Company received a conversion notice totaling $50,968.06 in principal for the Company's 7.625% senior subordinated convertible notes due September 2011. The notes, including interest of $31.94, were converted into 2,003 shares of the Company's common stock at the conversion price of $25.47.

The Notes are convertible at any time at the option of the holders. They are due in September 2011 and bear interest at the rate of 7.625% per annum, payable quarterly in arrears. The conversion price, currently $25.47, is subject to dilution provisions set forth in the agreements for the Notes. The Company may, at its option, redeem the Notes for cash on March 11, 2010 at 110% of the conversion amount. If at any time the dollar-volume weighted average price of the common stock of the Company exceeds, for any twenty out of thirty consecutive trading days, 150% of the conversion price of the notes (i.e. $38.21 at the current conversion price), the Company will have the right to require the holders of the Notes to convert all or any portion of the Notes into shares of common stock.

The remaining principal balance of the Notes outstanding is $16,732,225. The maximum number of shares remaining to be issued at the current conversion price of $25.47 is 656,937. Pursuant to a registration rights agreement entered into in connection with the issuance of the Notes, the Company agreed to register for resale 130% of the shares issuable upon conversion of the Notes, or initially, 1,376,475 shares. Of those shares registered 409,676 have been issued.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Assets Holding Corporation

Date: October 06, 2008	By:	/s/ Sean M. O'Connor
Sean M. O'Connor
CEO